March 16, 2009

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Begins to Self Market MultiMedia Gift Card™

Tulsa, OK., March 16, 2009 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) has acquired marketing rights for the MultiMedia Gift Card™. These rights include the ability to approach the lucrative market of companies that typically request small to midsize orders. The larger fortune 1000 sized companies will continue to be marketed by the current marketing firm.

EXNT is the owner of the ThinDisc™ Technology. This technology was licensed out in order to enable the MultiMedia Gift Card™ to work properly. The marketing firm has now granted the right to market and sell small to midsized orders to EnXnet, Inc. The small to midsize orders would be for any individual quantity ordered under 100,000 units. Larger orders would still be accepted but handled differently.

The interest has been extremely high and has lead to the request for several samples and several meetings to be setup in the coming days and weeks.

Ryan Corley, CEO of EnXnet, Inc., stated, “I’m really excited that we now have the ability to market the MultiMedia Gift Card™. We are aggressively putting together a plan that will get EXNT into the market place during the spring season.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations
Integrated Capital Partners, Inc.
Ph: 908-204-0004
Website: www.stockreportcard.com